Contact: Jennifer Rosa         (216) 429-5037 Exhibit 99.1
For release October 27, 2022

TFS FINANCIAL CORPORATION FINISHES WITH STRONG QUARTER AND FISCAL YEAR

(Cleveland, OH - October 27, 2022) - TFS Financial Corporation (NASDAQ: TFSL) (the "Company"), the holding company for Third Federal Savings and Loan Association of Cleveland (the "Association"), today announced results for the quarter and fiscal year ended September 30, 2022.
Highlights - Fiscal Year 2022
•Reported net income of $74.6 million
•Generated over $1.7 billion of loan growth
•Grew net interest income by 15% to $267.4 million
•Expanded net interest margin by 22 basis points to 1.88%
•Paid a $1.13 dividend per share
“Our efforts have given us a strong quarter and year of growth during a time of rate volatility,” said Chairman and CEO Marc A. Stefanski. “Our net interest income is up 15% from 2021, and while there are heavy interest rate pressures, our loan growth of $1.7 billion this year is a result of our aggressive pursuit of new mortgage customers and opportunities. We continue to meet the challenges of the current economic climate head on.”
The Company reported net income of $74.6 million for the fiscal year ended September 30, 2022, driven by an increase in net interest income. In total, there was a decrease from the prior year net income of $81.0 million, primarily due to an increase in credit loss provision required on the growing loan portfolio and a decrease in net gain on sale of loans.
Net income of $25.4 million was reported for the fourth quarter of fiscal 2022 compared to net income of $17.1 million for the third quarter. The increase mainly consisted of a $4.2 million increase in net interest income and a $4.0 million decrease in credit loss provision between the two periods.
Net interest income increased by $35.8 million, or 15%, to $267.4 million for the fiscal year ended September 30, 2022, compared to $231.6 million for the fiscal year ended September 30, 2021. The increase was driven by loan growth and a higher interest rate environment, partially offset by an increase in borrowed funds, year over year. The interest rate spread was 1.75% for the fiscal year ended September 30, 2022 compared to 1.52% for the fiscal year ended September 30, 2021. The net interest margin was 1.88% for fiscal year 2022 compared to 1.66% for the prior year.
The total provision for credit losses was $1.0 million for the fiscal year ended September 30, 2022 compared to a $9.0 million release of provision for the fiscal year ended September 30, 2021. Net loan recoveries continued to curtail provision requirements. The Company recorded $9.7 million of net loan recoveries during the fiscal year ended September 30, 2022 and $5.2 million of net loan recoveries during the fiscal year ended September 30, 2021.
The total allowance for credit losses was $99.9 million, or 0.70% of total loans receivable, at September 30, 2022 and $89.3 million, or 0.71% of total loans receivable, at September 30, 2021. The allowance for credit losses included $27.0 million and $25.0 million in liability for unfunded commitments at September 30, 2022 and September 30, 2021, respectively. Total loan delinquencies decreased $3.5 million to $21.2 million, or 0.15% of total loans receivable, at September 30, 2022 from $24.7 million, or 0.20% of total loans, at September 30, 2021. Non-accrual loans decreased $8.4 million to $35.6 million, or 0.25% of total loans, at September 30, 2022 from $44.0 million, or 0.35% of total loans, at September 30, 2021.
Total non-interest income for the fiscal year ended September 30, 2022 was $23.8 million compared to $55.3 million for the fiscal year ended September 30, 2021. The drop-off was due to a significant decrease in net gain on loan sales in the current fiscal year. Loan sales tapered as market pricing for loans was less favorable in the current fiscal year. During the fiscal year ended September 30, 2022, there was $128.1 million of loans sold compared to $762.3 million of loans sold during fiscal year 2021. Net gain on sale of loans was $1.1 million during the fiscal year ended September 30, 2022 compared to $33.1 million during fiscal year 2021.
Total non-interest expense for the fiscal year ended September 30, 2022 increased $2.3 million, or 1%, to $198.1 million as compared to fiscal year 2021, mainly due to an increase in marketing costs of $2.1 million.

Total assets increased by $1.73 billion, or 12%, to $15.79 billion at September 30, 2022 from $14.06 billion at September 30, 2021. The increase was mainly the result of new loan originations exceeding the total of loan sales and principal repayments.
Cash and cash equivalents decreased $118.7 million, or 24%, to $369.6 million at September 30, 2022 from $488.3 million at September 30, 2021. The decrease can be attributed to the reinvestment of liquid assets into loan products.
The amount of Federal Home Loan Bank stock owned increased $49.5 million, or 30%, to $212.3 million at September 30, 2022 from $162.8 million at September 30, 2021. The increase was a result of stock ownership requirements of the FHLB that are tied to the level of borrowing.

Loans held for investment, net of allowance and deferred loan expenses, increased $1.75 billion, or 14%, to $14.26 billion at September 30, 2022 from $12.51 billion at September 30, 2021, primarily due to the high level of loans originated and held in portfolio. The residential core mortgage loan portfolio increased $1.32 billion, to $11.54 billion, and home equity loans and lines of credit increased $419.6 million, to $2.63 billion, during the fiscal year. Loan originations, including first mortgages and equity loans and lines of credit, were $5.80 billion and $5.37 billion during the fiscal years ended September 30, 2022 and September 30, 2021.
Deposits decreased $72.6 million, or less than 1%, to $8.92 billion at September 30, 2022 from $8.99 billion at September 30, 2021. The decrease was the result of an $169.3 million decrease in certificates of deposit ("CDs") and an $82.3 million decrease in money market deposit accounts, partially offset by a $77.1 million increase in checking accounts and an $101.5 million increase in savings accounts.
Borrowed funds increased $1.70 billion, or 55%, to $4.79 billion at September 30, 2022 from $3.09 billion at September 30, 2021. The increase was primarily used to fund loan growth. The total balance of borrowed funds at September 30, 2022, mainly from FHLB, included $1.78 billion of overnight advances, $1.24 billion of term advances with a weighted average maturity of approximately 2.9 years, $1.55 billion of term advances, aligned with interest rate swap contracts, with a remaining weighted average effective maturity of approximately 2.7 years, and $225.0 million in fed fund purchases.
Total shareholders' equity increased $112.1 million, or 6.5%, to $1.84 billion at September 30, 2022 from $1.73 billion at September 30, 2021. Activity reflects $74.6 million of net income, a $91.0 million positive change in accumulated other comprehensive income and $9.8 million of positive adjustments related to our stock compensation and employee stock ownership plans, reduced by $58.2 million of quarterly dividends and $5.0 million in repurchases of common stock. The change in accumulated other comprehensive income is primarily due to a net positive change in unrealized gains and losses on swap contracts. During the fiscal year ended September 30, 2022, a total of 337,259 shares of our common stock were repurchased at an average cost of $14.97 per share. The Company's eighth stock repurchase program allows for a total of 10,000,000 shares to be repurchased, with 5,553,820 shares remaining to be repurchased at September 30, 2022.
The Company declared and paid a quarterly dividend of $0.2825 per share during each of the four quarters of fiscal year 2022. As a result of a mutual member vote, Third Federal Savings and Loan Association of Cleveland, MHC (the "MHC"), the mutual holding company that owns approximately 81% of the outstanding stock of the Company, was able to waive its receipt of its share of the dividend paid. Under Federal Reserve regulations, the MHC is required to obtain the approval of its members every 12 months for the MHC to waive its right to receive dividends. As a result of a July 12, 2022 member vote and the subsequent non-objection of the Federal Reserve, the MHC has the approval to waive receipt of up to $1.13 per share of possible dividends to be declared on the Company’s common stock during the twelve months subsequent to the members’ approval (i.e., through July 12, 2023), including a total of up to $0.8475 during the three quarters ending December 31, 2022, March 31, 2023, and June 30, 2023. The MHC has conducted the member vote to approve the dividend waiver each of the past nine years under Federal Reserve regulations and for each of those nine years, approximately 97% of the votes cast were in favor of the waiver.
The Association operates under the capital requirements for the standardized approach of the Basel III capital framework for U.S. banking organizations (“Basel III Rules”). At September 30, 2022 all of the Association's capital ratios substantially exceed the amounts required for the Association to be considered "well capitalized" for regulatory capital purposes. The Association’s Tier 1 leverage ratio was 10.33%, its Common Equity Tier 1 and Tier 1 ratios, as calculated under the fully phased-in Basel III Rules, were each 18.25% and its total capital ratio was 18.84%. Additionally, the Company's Tier 1 leverage ratio was 11.66%, its Common Equity Tier 1 and Tier 1 ratios were each 20.59% and its total capital ratio was 21.18%. The current capital ratios of the Association reflect the dilutive impact of $56.0 million of dividends that the Association paid to the Company, its sole shareholder, during the quarter ended December 31, 2021. Because of its intercompany nature, these dividends had no impact on the Company's capital ratios or its consolidated statement of condition.

Presentation slides as of September 30, 2022 will be available on the Company's website, www.thirdfederal.com, under the Investor Relations link within the "Recent Presentations" menu, beginning October 28, 2022. The Company will not be hosting a conference call to discuss its operating results.
Third Federal Savings and Loan Association is a leading provider of savings and mortgage products, and operates under the values of love, trust, respect, a commitment to excellence and fun. Founded in Cleveland in 1938 as a mutual association by Ben and Gerome Stefanski, Third Federal’s mission is to help people achieve the dream of home ownership and financial security. It became part of a public company in 2007 and celebrated its 80th anniversary in May, 2018. Third Federal, which lends in 25 states and the District of Columbia, is dedicated to serving consumers with competitive rates and outstanding service. Third Federal, an equal housing lender, has 21 full service branches in Northeast Ohio, five lending offices in Central and Southern Ohio, and 16 full service branches throughout Florida. As of September 30, 2022, the Company’s assets totaled $15.79 billion.

Forward Looking Statements
This report contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include, among other things:
●	statements of our goals, intentions and expectations;
●	statements regarding our business plans and prospects and growth and operating strategies;
●	statements concerning trends in our provision for credit losses and charge-offs on loans and off-balance sheet exposures;
●	statements regarding the trends in factors affecting our financial condition and results of operations, including credit quality of our loan and investment portfolios; and
●	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:
●	significantly increased competition among depository and other financial institutions, including with respect to our ability to charge overdraft fees;
●	inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments, or our ability to originate loans;
●	general economic conditions, either globally, nationally or in our market areas, including employment prospects, real estate values and conditions that are worse than expected;
●
the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and its impact on the credit quality of our loans and other assets, and changes in estimates of the allowance for credit losses;

●	decreased demand for our products and services and lower revenue and earnings because of a recession or other events;
●	changes in consumer spending, borrowing and savings habits;
●	adverse changes and volatility in the securities markets, credit markets or real estate markets;
●	our ability to manage market risk, credit risk, liquidity risk, reputational risk, and regulatory and compliance risk;
●	our ability to access cost-effective funding;
●	legislative or regulatory changes that adversely affect our business, including changes in regulatory costs and capital requirements and changes related to our ability to pay dividends and the ability of Third Federal Savings, MHC to waive dividends;
●	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board;
●	the adoption of implementing regulations by a number of different regulatory bodies, and uncertainty in the exact nature, extent and timing of such regulations and the impact they will have on us;
●	our ability to enter new markets successfully and take advantage of growth opportunities, and the possible short-term dilutive effect of potential acquisitions or de novo branches, if any;
●	our ability to retain key employees;
●	future adverse developments concerning Fannie Mae or Freddie Mac;
●	changes in monetary and fiscal policy of the U.S. Government, including policies of the U.S. Treasury and the FRS and changes in the level of government support of housing finance;
●	the continuing governmental efforts to restructure the U.S. financial and regulatory system;
●	the ability of the U.S. Government to remain open, function properly and manage federal debt limits;
●	changes in policy and/or assessment rates of taxing authorities that adversely affect us or our customers;
●	changes in accounting and tax estimates;
●
changes in our organization, or compensation and benefit plans and changes in expense trends (including, but not limited to trends affecting non-performing assets, charge-offs and provisions for credit losses);

●	the inability of third-party providers to perform their obligations to us;
●	the effects of global or national war, conflict or acts of terrorism;
●	civil unrest;
●
cyber-attacks, computer viruses and other technological risks that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data or disable our systems; and

●	the impact of wide-spread pandemic, including COVID-19, and related government action, on our business and the economy.
Because of these and other uncertainties, our actual future results may be materially different from the results indicated by any forward-looking statements. Any forward-looking statement made by us in this report speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION (unaudited)
(In thousands, except share data)

	September 30, 2022	September 30, 2021
ASSETS
Cash and due from banks	$18,961	$27,346
Other interest-earning cash equivalents	350,603	460,980
Cash and cash equivalents	369,564	488,326
Investment securities available for sale	457,908	421,783
Mortgage loans held for sale	9,661	8,848
Loans held for investment, net:
Mortgage loans	14,276,478	12,525,687
Other loans	3,263	2,778
Deferred loan expenses, net	50,221	44,859
Allowance for credit losses on loans	(72,895)	(64,289)
Loans, net	14,257,067	12,509,035
Mortgage loan servicing rights, net	7,943	8,941
Federal Home Loan Bank stock, at cost	212,290	162,783
Real estate owned, net	1,191	289
Premises, equipment, and software, net	34,531	37,420
Accrued interest receivable	40,256	31,107
Bank owned life insurance contracts	304,040	297,332
Other assets	95,747	91,586
TOTAL ASSETS	$15,790,198	$14,057,450
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$8,921,017	$8,993,605
Borrowed funds	4,793,221	3,091,815
Borrowers’ advances for insurance and taxes	117,250	109,633
Principal, interest, and related escrow owed on loans serviced	29,913	41,476
Accrued expenses and other liabilities	84,458	88,641
Total liabilities	13,945,859	12,325,170
Commitments and contingent liabilities
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized; 332,318,750 shares issued	3,323	3,323
Paid-in capital	1,751,223	1,746,887
Treasury stock, at cost	(771,986)	(768,035)
Unallocated ESOP shares	(31,417)	(35,751)
Retained earnings—substantially restricted	870,047	853,657
Accumulated other comprehensive income (loss)	23,149	(67,801)
Total shareholders’ equity	1,844,339	1,732,280
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$15,790,198	$14,057,450

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except share and per share data)

	For the three months ended
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
INTEREST AND DIVIDEND INCOME:
Loans, including fees	$114,871	$99,576	$91,125	$90,119	$92,002
Investment securities available for sale	1,904	1,282	1,355	960	1,041
Other interest and dividend earning assets	4,236	1,913	981	1,011	1,033
Total interest and dividend income	121,011	102,771	93,461	92,090	94,076
INTEREST EXPENSE:
Deposits	23,582	17,214	16,896	19,251	21,617
Borrowed funds	21,920	14,255	13,824	14,995	15,061
Total interest expense	45,502	31,469	30,720	34,246	36,678
NET INTEREST INCOME	75,509	71,302	62,741	57,844	57,398
PROVISION (RELEASE) FOR CREDIT LOSSES	—	4,000	(1,000)	(2,000)	(2,000)
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	75,509	67,302	63,741	59,844	59,398
NON-INTEREST INCOME:
Fees and service charges, net of amortization	2,220	2,742	2,568	2,404	2,156
Net gain (loss) on the sale of loans	(1,113)	(51)	113	2,187	4,305
Increase in and death benefits from bank owned life insurance contracts	2,761	2,090	2,222	2,911	2,146
Other	514	896	688	652	74
Total non-interest income	4,382	5,677	5,591	8,154	8,681
NON-INTEREST EXPENSE:
Salaries and employee benefits	27,206	28,756	26,862	26,515	26,912
Marketing services	4,256	4,830	6,551	5,626	4,043
Office property, equipment and software	6,558	6,762	6,824	6,639	6,453
Federal insurance premium and assessments	2,722	2,351	2,276	2,012	2,233
State franchise tax	1,201	1,197	1,237	1,224	1,202
Other expenses	6,799	7,860	6,225	5,657	6,603
Total non-interest expense	48,742	51,756	49,975	47,673	47,446
INCOME BEFORE INCOME TAXES	31,149	21,223	19,357	20,325	20,633
INCOME TAX EXPENSE	5,716	4,076	3,512	4,185	3,618
NET INCOME	$25,433	$17,147	$15,845	$16,140	$17,015
Earnings per share - basic and diluted	$0.09	$0.06	$0.06	$0.06	$0.06
Weighted average shares outstanding
Basic	277,383,038	277,453,439	277,423,493	277,225,121	276,982,904
Diluted	278,505,233	278,555,759	278,819,539	278,903,373	278,880,379

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except share and per share data)

	For the Year Ended
	September 30,
	2022	2021
INTEREST AND DIVIDEND INCOME:
Loans, including fees	$395,691	$381,887
Investment securities available for sale	5,501	3,822
Other interest and dividend earning assets	8,141	3,642
Total interest and dividend income	409,333	389,351
INTEREST EXPENSE:
Deposits	76,943	97,319
Borrowed funds	64,994	60,402
Total interest expense	141,937	157,721
NET INTEREST INCOME	267,396	231,630
PROVISION (RELEASE) FOR CREDIT LOSSES	1,000	(9,000)
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	266,396	240,630
NON-INTEREST INCOME:
Fees and service charges, net of amortization	9,934	9,602
Net gain on the sale of loans	1,136	33,082
Increase in and death benefits from bank owned life insurance contracts	9,984	9,961
Other	2,750	2,654
Total non-interest income	23,804	55,299
NON-INTEREST EXPENSE:
Salaries and employee benefits	109,339	108,867
Marketing services	21,263	19,174
Office property, equipment and software	26,783	25,710
Federal insurance premium and assessments	9,361	9,085
State franchise tax	4,859	4,663
Other expenses	26,541	28,336
Total non-interest expense	198,146	195,835
INCOME BEFORE INCOME TAXES	92,054	100,094
INCOME TAX EXPENSE	17,489	19,087
NET INCOME	$74,565	$81,007
Earnings per share - basic and diluted	$0.26	$0.29
Weighted average shares outstanding
Basic	277,370,762	276,694,594
Diluted	278,686,365	278,576,254

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Three Months Ended			Three Months Ended			Three Months Ended
	September 30, 2022			June 30, 2022			September 30, 2021
	Average Balance	Interest Income/ Expense	Yield/ Cost (1)	Average Balance	Interest Income/ Expense	Yield/ Cost (1)	Average Balance	Interest Income/ Expense	Yield/ Cost (1)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$370,138	$2,118	2.29%	$337,551	$709	0.84%	$570,903	$221	0.15%
Investment securities	3,758	11	1.17%	3,836	12	1.25%	—	—	—%
Mortgage-backed securities	458,734	1,893	1.65%	444,972	1,270	1.14%	417,320	1,041	1.00%
Loans (2)	14,108,190	114,871	3.26%	13,497,362	99,576	2.95%	12,544,760	92,002	2.93%
Federal Home Loan Bank stock	198,306	2,118	4.27%	170,155	1,204	2.83%	162,783	812	2.00%
Total interest-earning assets	15,139,126	121,011	3.20%	14,453,876	102,771	2.84%	13,695,766	94,076	2.75%
Noninterest-earning assets	474,634			467,329			533,988
Total assets	$15,613,760			$14,921,205			$14,229,754
Interest-bearing liabilities:
Checking accounts	$1,387,365	2,670	0.77%	$1,475,586	958	0.26%	$1,117,897	263	0.09%
Savings accounts	1,852,614	2,580	0.56%	1,882,881	931	0.20%	1,805,394	645	0.14%
Certificates of deposit	5,861,011	18,332	1.25%	5,711,412	15,325	1.07%	6,144,461	20,709	1.35%
Borrowed funds	4,453,039	21,920	1.97%	3,774,204	14,255	1.51%	3,146,515	15,061	1.91%
Total interest-bearing liabilities	13,554,029	45,502	1.34%	12,844,083	31,469	0.98%	12,214,267	36,678	1.20%
Noninterest-bearing liabilities	220,129			250,437			289,573
Total liabilities	13,774,158			13,094,520			12,503,840
Shareholders’ equity	1,839,602			1,826,685			1,725,914
Total liabilities and shareholders’ equity	$15,613,760			$14,921,205			$14,229,754
Net interest income		$75,509			$71,302			$57,398
Interest rate spread (1)(3)			1.86%			1.86%			1.55%
Net interest-earning assets (4)	$1,585,097			$1,609,793			$1,481,499
Net interest margin (1)(5)		2.00%			1.97%			1.68%
Average interest-earning assets to average interest-bearing liabilities	111.69%			112.53%			112.13%
Selected performance ratios:
Return on average assets (1)		0.65%			0.46%			0.48%
Return on average equity (1)		5.53%			3.75%			3.94%
Average equity to average assets		11.78%			12.24%			12.13%

(1)Annualized.
(2)Loans include both mortgage loans held for sale and loans held for investment.
(3)Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(5)Net interest margin represents net interest income divided by total interest-earning assets.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Year Ended			Year Ended
	September 30, 2022			September 30, 2021
	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$384,947	$3,178	0.83%	$567,035	$673	0.12%
Investment securities	3,643	43	1.18%	—	—	—%
Mortgage-backed securities	439,269	5,458	1.24%	428,590	3,822	0.89%
Loans (1)	13,258,517	395,691	2.98%	12,800,542	381,887	2.98%
Federal Home Loan Bank stock	173,506	4,963	2.86%	155,322	2,969	1.91%
Total interest-earning assets	14,259,882	409,333	2.87%	13,951,489	389,351	2.79%
Noninterest-earning assets	482,501			532,786
Total assets	$14,742,383			$14,484,275
Interest-bearing liabilities:
Checking accounts	$1,326,882	4,186	0.32%	$1,079,699	1,140	0.11%
Savings accounts	1,859,990	4,553	0.24%	1,742,042	2,992	0.17%
Certificates of deposit	5,826,286	68,204	1.17%	6,339,412	93,187	1.47%
Borrowed funds	3,671,323	64,994	1.77%	3,303,925	60,402	1.83%
Total interest-bearing liabilities	12,684,481	141,937	1.12%	12,465,078	157,721	1.27%
Noninterest-bearing liabilities	255,388			321,958
Total liabilities	12,939,869			12,787,036
Shareholders’ equity	1,802,514			1,697,239
Total liabilities and shareholders’ equity	$14,742,383			$14,484,275
Net interest income		$267,396			$231,630
Interest rate spread (2)			1.75%			1.52%
Net interest-earning assets (3)	$1,575,401			$1,486,411
Net interest margin (4)		1.88%			1.66%
Average interest-earning assets to average interest-bearing liabilities	112.42%			111.92%
Selected performance ratios:
Return on average assets		0.51%			0.56%
Return on average equity		4.14%			4.77%
Average equity to average assets		12.23%			11.72%

(1)Loans include both mortgage loans held for sale and loans held for investment.
(2)Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3)Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4)Net interest margin represents net interest income divided by total interest-earning assets.